Exhibit 1

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

FRENCH BANK OF THE RIO DE LA PLATA
BANCO FRANCÉS DEL RIO DE LA PLATA, S.A.
(Name of Issuer)

ORDINARY SHARES
Ps.1 NOMINAL VALUE PER SHARE
(Title of Class of Securities)

05959110
(CUSIP Number)

BANCO BILBAO VIZCAYA, S.A.
Plaza de San Nicolás 4
48005 Bilbao, Spain
Tel. No.: (011) 341-374-6223
(Name, Address and Telephone Number of Persons Filing Statement)

RAYMOND SURGUY
Authorized Representative of Banco Bilbao Vizcaya, S.A.
116 E. 55th Street
New York, New York 10022
(212) 826-1320
(Name, Address and Telephone Number of
Person Authorized to Receive Notices
and Communications)

October 10, 1996
(Date of Event which Requires Filing of
this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following: [ ].

     Check the following box if a fee is being paid with this statement: [x].

CUSIP No. 05959110**	SCHEDULE 13D	Page 2 of 7 Pages

1	NAME OF REPORTING PERSONS S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON BANCO BILBAO VIZCAYA, S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS PF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Kingdom of Spain
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 38,522,718*
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 38,522,718*
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 38,522,718*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 30.04%*

14	TYPE OF REPORTING PERSON CO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

*	Upon consummation of the transactions contemplated by the Stock Sale Agreement dated as of October 10, 1996 among Luis Maria Otero Monsegur, Luis Roque Otero Monsegur, Florencia Otero Monsegur de Brea, Maria Antonia Otero Monsegur, Horacio Rafael Areco, Jorge Manuel Areco and Banco Bilbao Vizcaya, S.A. (“BBV”), BBV will indirectly purchase approximately 38,522,718 shares of the Ordinary Shares, Ps. 1 nominal value per share, of Banco Francés del Rio de la Plata, S.A.

**	Three ordinary shares are evidenced by one American Depository Share of Banco Francés del Rio de la Plata, S.A. The CUSIP number is for the American Depository Shares.

SEC 1746 (9-88)

Item 1. Security and Company.

     The class of equity securities to which this statement relates is the Ordinary Shares, Ps. 1 nominal value per share (the “Shares”), of Banco Francés del Rio de la Plata S.A., an Argentinean corporation (the “Company”). The principal executive offices of the Company are located at Reconquista 199, 1003, Buenos Aires, Argentina.

Item 2. Identity and Background.

     The name of the person filing this statement is Banco Bilbao Vizcaya, S.A., a Spanish corporation ("BBV").

     The address of the registered office of BBV is Plaza de San Nicolás 4, 48005 Bilbao, Spain. The principal executive offices of BBV are Paseo de la Castellana 81, Madrid, Spain and Gran Via 1, Bilbao, Spain. The name, business address, present principal occupation or employment, and citizenship of each director and executive officer of BBV is set forth on Schedule A.

     BBV is a leading financial institution in Spain which provides a wide range of banking, financial and related services in Spain as well as the twenty-six other countries in which it has offices or subsidiaries. BBV’s primary businesses are retail banking, wholesale banking, private banking, markets activities and diversification activities. The domestic retail banking business, which accounted for approximately 48% of BBV’s total assets in 1995, is conducted through BBV and its 10 domestic subsidiary banks which provide a full range of banking and related financial services to individuals and small-and medium-sized businesses in Spain. Other banking functions include lease and specialized financing, factoring, securities trading, securities brokerage, mortgage and consumer financing, venture capital and real estate development and management.

     During the last five years, neither BBV, nor any other person controlling BBV nor, to the best of its knowledge, any of the persons listed on Schedule A attached hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

     Pursuant to the Stock Sale Agreement dated as of October 10, 1996 (the “Agreement”) between Luis Maria Otero Monsegur, Luis Roque Otero Monsegur, Florencia Otero Monsegur de Brea, Maria Antonia Otero Monsegur, Horacio Rafael Areco, Jorge Manuel Areco and BBV, BBV has in principal agreed to indirectly purchase 30.04% of the equity of the Company. It is currently anticipated that the amount of funds required by BBV to consummate the proposed acquisition of 30.04% of the equity of the Company is approximately US$375 million. BBV anticipates that such purchase will be funded with internally generated funds.

Item 4. Purpose of Transaction.

     BBV’s proposed acquisition of an interest in the Company helps to support its overall international growth strategy and to increase its presence in Latin America. Upon consummation of the purchase of the Shares, BBV will review the Company’s business affairs and financial position. Based on such evaluation and review, BBV will consider various alternative courses of action.

     Pursuant to the Agreement, BBV has the right to appoint members to the board of directors. Upon consummation of the transactions contemplated by the Agreement, such directors will be identified.

     Except as set forth above, none of BBV, any person controlling BBV, or to the best its knowledge, any of the persons named in Schedule A has any plan or proposals which relate to or would result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer.

     (a) Upon consummation of the transactions contemplated by the Agreement, BBV will purchase and, for the purpose of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, will beneficially own approximately 38,522,718 Shares, representing approximately 30.04% of the outstanding equity of the Company.

     Except as set forth in this Item 5(a), neither BBV, nor any other person controlling BBV, nor, to the best of its knowledge, any persons named in Schedule A hereto owns beneficially any Shares.

    (b) BBV will have the power to vote and to dispose of approximately 38,522,718 Shares.

     (c) Neither BBV, nor any person controlling BBV, nor to the best of its knowledge, any persons named in Schedule A hereto has acquired any Shares since August 10, 1996.

     (d) Inapplicable.

     (e) Inapplicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Company.

     Upon consummation of the transaction contemplated by the Agreement, BBV will appoint members to the board of directors of the Company. Pursuant to the Agreement, the following decisions and transaction currently require the prior consent of BBV: (i) any decision which might affect in a significant manner the capital structure or legal configuration of the Company and/or its affiliates and subsidiaries, or the networks of same; (ii) transactions involving investment in or divestiture of financial holdings and fixed assets in an amount greater than US$2 million; (iii) loan transactions or restructurings of loans in an amount greater than US$5 million; (iv) new loan transactions or restructurings of loans made to directors and/or persons or entities related to parties who are signatories to the Agreement; (v) loan transactions to political parties, trade unions or media/communication companies, (vi) modifications to the compensation or incentive system for executive personnel; (vii) any waiver or transfer of rights with economic value; (viii) the declaration or distribution of profits or issuance of shares except for distribution of dividends corresponding to the 1995-1996 fiscal year, as more fully described in the Agreement; (ix) the establishment of any compensation plan for members of the board of directors of the Company; and (x) transactions pursuant to which the Company and/or its affiliates and subsidiaries become indebted for a term greater than one year and in an amount greater than US$10 million.

Item 7. Material to be Filed as Exhibits.

Exhibit 1:	Stock Purchase Agreement dated as of October 10, 1996 among Luis Maria Otero Monsegur, Luis Roque Otero Monsegur, Jorge Manuel Areco, Florencia Otero Monsegur de Brea, Maria Antonia Otero Monsegur, Horacio Rafael Areco, Horacio Luis Areco and BBV.

SIGNATURE

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 17, 1996

BANCO BILBAO VIZCAYA, S.A.

By:		/s/ Raymond Surguy

	Name:	Raymond Surguy
	Title:	Authorized Representative
Banco Bilbao Vizcaya, S.A.

Schedule A

DIRECTORS AND EXECUTIVE OFFICERS OF
BANCO BILBAO VIZCAYA, S.A.

     The name and present principal occupation or employment of each of the directors and executive officers of Banco Bilbao Vizcaya, S.A. are set forth below. All of the Directors and Executive Officers are citizens of Spain. The registered business address of each of the persons listed below is Plaza de San Nicolas 4, 48005 Bilbao, Spain.

Directors

Name	Principal Occupation

Emilio de Ybarra y Churruca	Executive Chairman (1990);
Vice Chairman (1986);
Chief Executive (1976);
Director (1971)

Javier Gúrpide Huarte	Vice Chairman (1994)
Second Vice Chairman (1990)

Gervasio Collar Zabaleta	Vice Chairman (1995)
Director (1976)

José Domingo Ampuero Osma	Vice Chairman (1995)
Director (1985)

Pedro Luis Uriarte Santamarina	Chief Executive (1994)
Director (1990)

José Angel Sánchez Asiaín	Director (1970)

Federico Lipperheide Wicke	Director (1973)

Eduardo Aguirre Alonso-Allende	Director (1981)

Juan Manuel de Zubiría y Uhagón	Director (1949)

Ramón de Icaza y Zabálburu	Director (1963)

Ignacio Zubiría Mac-Mahón	Director (1973)

Vicente Eulate Mac-Mahón	Director (1975)

Fernando de Ybarra y López-Dóriga	Director (1975)

Francisco Javier Aresti Victoria de Lecea	Director (1983)

Luis Lezama-Leguizamón Dolagaray	Director (1986)

Andrés Vilarino Maura	Director (1987)

José Antonio Sáenz-Azcúnaga Usandizaga	Director (1988)

Luis Maria de Ybarra y Zubiría	Director (1988)

Ricardo Muguruza Garteizgogeascoa	Director (1988)

José Aureliano Recio Arias	Director (1988)

Plácido Arango Arias	Director (1990)

Manuel Francisco Clavero Arévalo	Director (1990)

Juan Entrecanales de Azcárate	Director (1990)

José Lladó Fernandez-Urrutia	Director (1990)

Juan Urrutia Elejalde	Director (1990)

Alfonso Cortina Alcocer	Director (1995)

Executive Officers (who are not directors)

Name	Principal Occupation

José Luis Marcaida Onaindia	General Manager

Luis Javier Bastida Ibargüen	General Manager

José Ramon Guerediaga Mendiola	General Manager

Juan Palacios Raufast	General Manager

Gonzalo Terreros Ceballos	General Manager

Javier Echenique Landiríbar	General Manager

José Ignacio Goirigolzarri Tellaeche	General Manager

José Luis Carranza Ortiz	General Manager

José Fonollosa García	General Manager

Jose Perez Fernandez	General Manager

Jose Maria Concejo Alvarez	Secretary